Exhibit 16.1

March 14, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated March 14, 2024, of Arcellx, Inc. and are in agreement with the statements contained in paragraphs two through four under (a) Dismissal of Independent Registered Public Accounting Firm therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP